Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Financial Results for the First Quarter 2024

Burr Ridge, Illinois - (May 9, 2024) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and a Quarterly Financial and Statistical Supplement in Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.

BankFinancial reported net income for the three months ended March 31, 2024 of $1.7 million, or $0.14 per common share. At March 31, 2024, BankFinancial had total assets of $1.480 billion, total loans of $1.008 billion, total deposits of $1.259 billion and stockholders' equity of $156 million.

In the first quarter of 2024, interest income increased by $422,000 due to our investment of scheduled loan and lease portfolio payments into short-term liquidity investments.  Interest expense increased by $327,000 due to higher interest rates paid on deposit accounts, as certain depositors sought to benefit from increases in short-term market rates.  Our net interest margin increased to 3.59%, compared to 3.48% on a tax-equivalent basis.

Noninterest income decreased by $164,000 due to a seasonal decline in VISA debit interchange income and a decline in other income compared to the fourth quarter of 2023.  The decrease was partially offset by an increase in Trust and Insurance income and a gain on the repurchase of $1.0 million of Subordinated notes.

Noninterest expense increased by $887,000 due in part to seasonal increases in employment benefits expenses ($280,000) and snow removal expenses ($198,000).  Nonperforming assets expenses increased by $232,000, primarily due to a $225,000 expense for the final resolution of pending litigation and an inter-creditor tax liability related to a middle market equipment finance transaction.   These expense items total approximately $703,000 or $0.04 per share on an after-tax basis.

Cash & Cash Equivalent Assets

For the quarter ended March 31, 2024, cash and cash equivalent assets were 9% of total assets, compared to 12% of total assets at December 31, 2023.

Investment Securities Portfolio

For the quarter ended March 31, 2024, total investment securities increased by $86.3 million due to $125 million in new investments in U.S. government-sponsored agencies at an average tax-equivalent yield of 5.72% and an average duration of 1.5 years. The investment securities portfolio had a weighted-average term to maturity of 1.4 years as of March 31, 2024, with an after-tax unrealized loss of $2.3 million or 1.5% of Tier 1 capital.  The new investment securities improved our interest rate risk balance and reduced our exposure to declining interest rates over the medium term.

Loan Portfolio

Our loan portfolio declined by $42.8 million in the first quarter of 2024, primarily due to scheduled repayments of equipment finance transactions and low levels of loan originations in the equipment finance portfolio due to the lower market yields this asset class offered during the fourth quarter of 2023. The average yield on equipment finance portfolio repayments in the first quarter was 4.80%, contributing to an increase in the average yield on loans to 5.21% for the quarter ended March 31, 2024 from 4.99% for the quarter ended December 31, 2023.  Commercial line of credit utilization remained consistent intra-quarter, offset by quarter-end repayment activity in the lessor finance portfolio and a $3 million reduction in criticized and classified commercial line of credit balances related to resolution agreements with the borrowers.

Asset Quality

The ratio of nonperforming assets to total assets declined to 1.54% at March 31, 2024, inclusive of two U.S. Government equipment finance transactions in the total amount of $18.9 million.  Excluding these two U.S. Government transactions, our ratio of nonperforming assets to total assets would have been 0.27%.  Past due trends improved, and nonperforming asset resolution activity continued to accelerate during the first quarter of 2024.  As noted above, we concluded all bankruptcy and other litigation with respect to the nonperforming middle market credit exposure placed on nonaccrual status in June 2023.  The related equipment constitutes 81% of the $2.3 million total other foreclosed assets and is now being actively marketed pursuant to a six-month marketing plan.

Our allowance for credit losses increased to 0.81% of total loans at March 31, 2024, compared to 0.79% at December 31, 2023.

Deposit Portfolio

Total deposits decreased by $2.3 million, 0.2%, primarily due to seasonal activity by municipal depositors. Our cost of total retail and commercial deposits increased to 1.75% during the first quarter of 2024 from 1.59% at December 31, 2023.  Core deposits represented 82% of total deposits, with noninterest-bearing demand deposits representing 20% of total deposits at March 31, 2024.  Total commercial deposits were 21% of total deposits at March 31, 2024 and December 31, 2023.  FDIC-insured deposits were 85% of total deposits and collateralized public funds deposits were 1% of total deposits as of March 31, 2024.

Capital Adequacy

The Company’s capital position remained strong, with a Tier 1 leverage ratio of 10.59% at March 31, 2024.  The Company repurchased 15,203 common shares during the quarter ended March 31, 2024 at a total cost of $156,000. The Company also repurchased $1.0 million of its Subordinated notes issued in 2021. The book value of the Company’s common shares increased to $12.52 at March 31, 2024 from $12.45 per share at December 31, 2023.

F. Morgan Gasior, the Chairman and CEO of the Company, said: “The continuing deployment of our liquidity at higher yields resulted in stable net interest income and a balanced interest rate risk position in an uncertain environment at March 31, 2024.  With our liquidity and Tier 1 tangible capital strength, we look forward to focusing on expanding our net interest margin via loan portfolio growth, strengthening our noninterest income and improving our operating expense efficiency during the second quarter and the remainder of 2024.”

Second Quarter 2024 Outlook

Loans

New loan origination pipelines improved late in the first quarter of 2024 from approximately $15 million as of December 31, 2023 to approximately $60 million in new commitments as of April 30, 2024.  The average pipeline time to close is approximately 80 days.  In the first quarter of 2024, we began marketing our new Community Finance business line of credit products to existing and new small business customers via our new dedicated Business Banking Department.   We also commenced initial marketing for our hybrid and universal Commercial Finance products in the late first quarter of 2024 following the conclusion of advanced product training for our Commercial Bankers.  In the second quarter of 2024, we released updated Lessor Finance products for independent equipment lessors, with an emphasis on working capital lines of credit, retained lease line of credit and residual equipment equity lines of credit supported by our Treasury Services Equipment Finance Paying Agency product.  We will commence new marketing to Healthcare Finance supply-chain participants in the second quarter of 2024.

For the second quarter of 2024, total loan balances are expected to increase by between 0% and 2% primarily due to higher loan originations activity.  Based on the expected current yields on commercial credit originations and scheduled repayments, we expect the total yield on the loan portfolio to increase between 0.10% to 0.15%. For the second half of 2024, we believe that quarterly loan growth similar to the second quarter of 2024 is achievable in the current interest rate environment, with total yields on the loan portfolio continuing to increase between 0.10% to 0.15% per quarter due to higher yields on loan originations.

Deposits

For the second quarter of 2024, total deposit balances are expected to decline between 0% to 2% due to seasonal tax payments and continued consumption of liquidity, particularly by commercial depositors.  We expect our cost of deposits to increase by 0.05% during the second quarter of 2024.  For the second half of 2024, we expect that total deposits may further decline by 1% per quarter and our cost of funds to further increase by 0.05% per quarter due to continued reductions in liquidity for both retail and commercial depositors, partially offset by modestly increasing balances from new business, commercial and Treasury Services customers.

Cash & Cash Equivalent Assets

For the second quarter of 2024, we expect cash and cash equivalent assets to be between 9% and 12% of total assets.  For the second half of 2024, we expect cash and cash equivalent assets to be between 8% and 11% of total assets.

Investments

For the second quarter of 2024, we expect the investment portfolio balances to decline between 0% and 5% as we utilize maturing investment proceeds for loan originations, maintaining short-term liquidity or funding deposit withdrawals.  For the second half of 2024, we expect investment portfolio balances to decline between 5% and 10%, depending on loan and deposit portfolio activity and opportunities for reinvestment at higher market interest rates.   As of March 31, 2024, we have $58.9 million in investment securities at an average yield of 1.70% maturing during the remainder of 2024.

Net Interest Margin

For the second quarter of 2024, based on the expected activity in the loan, deposit and investment portfolios, we expect our net interest margin to remain stable, due to the anticipated timing of loan originations later in the quarter.  For the second half of 2024, we expect our net interest margin to increase between 2% and 4% each quarter.

Noninterest Income

For the second quarter of 2024, we expect noninterest income to remain stable.  For the second half of 2024, we expect noninterest income to grow between 3% and 5% per quarter due to higher revenues from retail deposit services, commercial/treasury services, trust services and bank-owned life insurance.

Noninterest Expense

For the second quarter of 2024, we expect noninterest expense to decline by approximately 6% to 8% due to seasonal differences and declines in nonperforming assets and foreclosed assets expenses compared to the first quarter of 2024.  For the second half of 2024, we expect noninterest expense to decline between 5% and 8% compared to the first half of 2024 as we achieve further operating efficiencies.

The Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the U.S. Securities and Exchange Commission's website, www.sec.gov.  The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers.  BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877